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                                  March 8, 2001



PYR Energy Corporation
1675 Broadway, Suite 1150
Denver, Colorado 80202

Gentlemen and Ladies:

         We have acted as counsel for PYR Energy Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") (File No. 333-51764) under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities And Exchange Commission (the "Commission") on December 13, 2000, as amended by Amendment No. 1 to the Registration Statement filed on December 19, 2000 and declared effective by the Commission on January 5, 2001, regarding the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of (1) shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), (2) shares of preferred stock, par value $.001 per share, of the Company, in one or more series which may be issued in the form of depositary shares evidenced by depositary receipts (the "Preferred Stock"), and (3) warrants for the purchase of Common Stock, Preferred Stock or any combination of those securities, and the proposed offer and sale of 1,450,000 shares of Common Stock (the "Shares"), as described in the Prospectus Supplement dated March 8, 2001 to be filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act (the "Prospectus Supplement").

         We have examined the Company's Certificate Of Incorporation, its Bylaws, the record of its corporate proceedings with respect to the registration described above, the Subscription Agreements with respect to the sale of the Shares, and the Prospectus Supplement. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained therein.

         Based upon the foregoing assumptions, examination and review, we are of the opinion that (a) The Board of Directors of the Company has taken all necessary corporate action to approve the issuance and sale of the Shares, and (b) when such Shares have been issued and sold in accordance with the Subscription Agreements as contemplated in the Prospectus Supplement, all such Shares will be duly authorized, validly issued, fully paid and nonassessable.

         The foregoing opinions are limited to the laws of the United States of America and to the General Corporation Law of the State of Delaware.

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         We hereby consent to be named in the Prospectus Supplement as acting as counsel in connection with the offering and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                                     Very truly yours,

                                                     /s/ Patton Boggs LLP

                                                     PATTON BOGGS LLP